Exhibit 99.1

             ProAssurance Announces Debenture Redemption


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Oct. 15, 2007--ProAssurance Corporation (NYSE: PRA) announced today that it will redeem the outstanding debentures of its subsidiary, NCRIC Corporation (formerly NCRIC Group, Inc.), on December 4, 2007.

    "We are continuing to utilize our excess capital and we will fund the redemption with approximately $16 million of our outstanding authorization to repurchase shares or debt securities," said Chief Executive Officer, W. Stancil Starnes.

    The redemption is being conducted pursuant to Article X, Redemption of Securities, of the Trust Indenture dated December 4, 2002. Holders of the securities involved will be notified by the Trustee.

    About ProAssurance

    ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. ProAssurance is one of the 100 largest property-casualty insurance groups in the nation, based on Net Written Premium. ProAssurance was recently recognized as a member of the Ward's 50 for 2007, indicative of long-term superior financial performance and outstanding insurance security.

    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             Sr. Vice President, Corporate Communications
             & Investor Relations
             foneil@ProAssurance.com